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NEWS RELEASE	DRS Technologies, Inc. Corporate Headquarters 5 Sylvan Way Parsippany, NJ 07054 973.898.1500 Fax 973.898.4730 http://www.drs.com
For information contact: Patricia M. Williamson
#07 FY04
DRS Technologies, Inc. (973) 898-1500
FOR IMMEDIATE RELEASE Wednesday, May 14, 2003

DRS TECHNOLOGIES REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR RESULTS
Revenues, Operating Income And Net Earnings Up 31%, 36% And 48% For The Year;
Bookings And Backlog Reach Record Highs

        PARSIPPANY, N.J., May 14—DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the fourth quarter and fiscal year ended March 31, 2003. Results for both periods included significant gains in revenues, operating income, net earnings and cash flow. Strong new orders for products and services, combined with acquisition-related backlog, increased funded backlog at year-end to the highest level in the company's history.

Fiscal 2003 Results

        Fiscal 2003 revenues were $675.8 million, a 31 percent increase over revenues of $517.2 million for last year.

        Record operating income of $67.7 million was 36 percent higher than the $49.8 million reported for fiscal 2002. Operating income as a percentage of sales improved to 10.0 percent, compared with 9.6 percent for the previous year.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) were $81.9 million for fiscal 2003, 32 percent higher than EBITDA of $62.0 million from a year earlier.

        Net earnings for the twelve-month period were 48 percent higher than a year ago at $30.2 million, or $1.58 per diluted share, on 19.1 million diluted shares outstanding. Last year's net earnings were $20.3 million, or $1.41 per diluted share, on 14.5 million diluted shares outstanding. The 32 percent increase in diluted shares outstanding was principally due to the company's equity offering completed in December 2002, which placed approximately 5.5 million additional shares in the marketplace.

        Strong free cash flow (cash flow from operations less capital expenditures) for the fiscal year of $30.5 million was significantly higher than free cash flow of $14.3 million for fiscal 2002.

        "Fiscal 2003 was a great year for DRS and a very active one," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "In our first year as a New York Stock Exchange-listed company, we achieved record financial results, turning in strong top- and bottom-line growth; we booked more business than in any other year, resulting in a funded backlog of $867 million; and, we completed six acquisitions that strengthened our competitive position and critical technology base, and entered the growing Naval power systems and UAV (Unmanned Aerial Vehicles) businesses. We also completed an equity offering that provided $145.3 million in net proceeds and expanded our credit facility at favorable rates to enhance our cash position and fuel our strategic plans for long-term growth. These successes, coupled with a defense spending outlook projected to increase over the next several years, should help us achieve our stated goals of double-digit annual revenue and operating margin growth, well positioning the company for the future."

        Record fiscal 2003 revenues were primarily attributable to the addition of sales from the acquisition of the Navy Controls Division of Eaton Corporation (NYSE: ETN) on July 15, 2002, and the acquisition of Paravant Inc., completed on December 2, 2002, as well as the benefit of a full year of sales associated with DRS's acquisition of the Sensors and Electronic Systems business of The Boeing Company (NYSE: BA) completed at the end of the second quarter of fiscal 2002. Higher organic sales associated with the company's electro-optical systems and flight safety and communications segments also contributed to the increase. Internal revenue growth accounted for approximately 6 percent of the increase for fiscal 2003. Revenues for last fiscal year included a total of $25.1 million from the company's DRS Ahead Technology and DRS Advanced Programs units, which were sold during the first and third quarters of fiscal 2003, respectively.

        Record operating income for the year was due primarily to higher sales volume overall, notably improved profitability in the company's flight safety and communications segment and continued robust operating performance in the electro-optical systems segment. Strong margins from acquisition-related operations in the electronic systems segment also contributed to higher operating income.

New Contract Awards and Backlog

        DRS secured a record $219.7 million and $723.5 million in new orders for products and services during the fourth quarter and fiscal year, respectively, reflecting increases of 14 percent and 25 percent, respectively, over bookings for the comparable prior-year periods. Funded backlog at March 31, 2003 climbed to $867.1 million, 46 percent above $595.3 million in backlog at the end of fiscal 2002.

        New contract awards during the fourth quarter included:

  •
  $58.4 million in new orders for second generation infrared ground vehicle, maritime and aircraft sighting, targeting and weapons systems supporting the U.S. Army and U.S. Navy;

  •
  $33.5 million in new contracts for power distribution, motor control and propulsion systems for U.S. Navy surface ships and submarines, and industrial applications;

  •
  $29.3 million in new awards for electronic manufacturing services for defense, commercial and space-based applications;

  •
  $27.6 million in new orders to provide engineering and manufacturing for combat display systems associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program in support of ships, aircraft and submarines;

  •
  $22.0 million for infrared sensors and electro-optical technology development supporting remote surveillance, soldier systems and electronic countermeasures;

  •
  $19.7 million in awards for computers and peripheral equipment supporting battlefield digitization efforts for U.S. Army and international military programs, and U.S. intelligence operations;

  •
  $16.0 million in new contracts for communications systems, high-speed digital imaging systems, avionics and mission recording systems for U.S. and international military, scientific and industrial applications; and

  •
  $8.7 million in new orders to provide radar systems and support equipment primarily for U.S. Navy ships.

Balance Sheet Highlights

        At March 31, 2003, the company had $95.9 million in cash and cash equivalents, reflecting strong fourth quarter cash flow and cash received from the completion of the company's follow-on public offering on December 23, 2002, less cash expended for acquisitions in the fourth quarter. These acquisitions included the Electromagnetics Development Center of Kaman Aerospace, a subsidiary of Kaman Corporation (NASDAQ: KAMNA), and Power Technology Incorporated. Total debt on March 31, 2003 was $225.1 million, compared with $139.7 million at March 31, 2002, reflecting utilization of the company's credit facility for other acquisitions. Net debt was $129.1 million, compared with $21.9 million at the end of last year.

Fourth Quarter Results

        For the fourth quarter of fiscal 2003, DRS reported record revenues of $215.8 million, 38 percent above revenues of $156.4 million for the same period last year. Higher sales for the period were primarily attributable to the addition of revenues from the acquisitions previously mentioned, and increased shipments in the company's electro-optical systems and flight safety and communications segments. Organic revenue growth accounted for approximately 14 percent of the increase in the fourth quarter.

        Operating income for the fourth quarter was a record $21.7 million, 40 percent above the $15.5 million reported for the same period a year earlier. Fourth quarter operating income as a percentage of sales was 10.1 percent, versus 9.9 percent for the same three-month period a year ago. Increased operating income was primarily the result of higher sales overall, the addition of profitable programs from acquisition-related operations in the electronic systems segment, and strong profitability in the company's flight safety and communications and electro-optical systems segments.

        EBITDA for the fourth quarter was $25.4 million, 32 percent higher than the $19.3 million reported for the same period in the prior year.

        Net earnings for the final quarter of fiscal 2003 were up 47 percent to $9.7 million, or $0.42 per diluted share, on 22.9 million diluted shares outstanding. Net earnings for the same period of fiscal 2002 were $6.6 million, or $0.38 per diluted share, on 17.5 million diluted shares outstanding.

        "DRS completed fiscal 2003 with an excellent fourth quarter," Mr. Newman commented. "We met or exceeded our performance targets, delivering strong profitability and cash flow while growing our top line."

        He continued, "During the fourth quarter, we acquired the Electromagnetics Development Center of Kaman Corporation and Power Technology Incorporated, representing the second and third prongs in our strategic plans to become a key U.S. supplier qualified to provide Naval vessels with a totally integrated gas or steam turbine propulsion plant, either electric or mechanical drive. The Electromagnetics Development Center, renamed DRS Electric Power Technologies, is a leader in the development of high-performance, lightweight electric motors, generators and drive electronics for defense, industrial and transportation applications. The business is concentrated in Navy electric drive equipment, electric machine technology, Army vehicle propulsion, and industrial oil and gas drilling systems. As a leader in high-performance, complex power systems and large rotating machines, DRS Power Technology produces Navy electric drive equipment, main propulsion turbines, high-performance pumps and fuel cells. The combination of these acquisitions with DRS Power & Control Technologies has made DRS the contracted supplier for packaging the gas turbine generators and for providing electrical generators, propulsion motors, power electronics equipment and other key elements of the electric drive engineering development models for the U.S. Navy's new DD(X) destroyer program. Our unique role on this program enhances our ability to expand onto other electric drive platforms supporting Navy growth initiatives, including the CG(X) cruiser and Littoral Combat Ship (LCS). These acquisitions are expected to contribute strategically to our goal of increasing DRS equipment content on board new ship programs."

Segment Results

        For the fourth quarter of fiscal 2003, the company's Electronic Systems Group reported substantial increases in revenues, operating income, bookings and backlog. Sales of $107.7 million were up 73 percent from a year ago, and operating income of $6.6 million was 41 percent higher than the same prior-year period. The increases in revenues and operating income were due primarily to the addition of profitable programs associated with the company's DRS Power & Control Technologies unit, as a result of the acquisition of this operation in the second quarter of fiscal 2003. At 6.2 percent, the Group's operating margin was adversely impacted by a $2.6 million loss at the company's DRS Surveillance Support Systems unit. Bookings of $106.4 million contributed to record funded backlog of approximately $426.0 million at March 31, 2003, 187 percent higher than the same time a year ago. The Group's 41 percent increase in sales and 77 percent increase in bookings for the year were attributable to the same factors mentioned above.

        DRS's Electro-Optical Systems Group posted higher revenues of $75.9 million for the fourth quarter, 15 percent above the prior year's results. Increased product shipments associated with core ground vehicle and aircraft sighting and targeting systems were the primary drivers for higher sales. Operating income of $10.3 million was essentially the same as last year, reflecting a strong operating margin of 13.6 percent. New orders valued at $81.8 million contributed to funded backlog of $314.8 million at the end of the period, 3 percent lower than the same time a year earlier. For fiscal 2003, the Group reported a 33 percent increase in sales, 36 percent increase in operating income, higher operating margin of 13.4 percent and 3 percent increase in bookings.

        The company's Flight Safety and Communications Group reported higher results across the board for the fourth quarter of fiscal 2003, which were due solely to organic growth. Revenues of $32.2 million were 25 percent higher than the same period last year, and operating income improved substantially to $4.8 million, representing a 15.1 percent operating margin. Contributing to sales in the quarter were increased shipments in mission recording systems, high-speed digital imaging systems and international mobile ground surveillance systems. Increased profitability was due primarily to higher operating margins associated with the Group's electronic manufacturing services and improved performance on mission recording system programs. New orders for products and services valued at $31.5 million, 36 percent higher than a year ago, contributed to funded backlog of $126.3 million at the end of the quarter, 4 percent above backlog at the same in fiscal 2002. For fiscal 2003, the Flight Safety and Communications Group reported a 14 percent increase in sales, 149 percent increase in operating income, higher operating margin of 11.9 percent and 3 percent decline in bookings.

Fiscal 2004 Guidance

        The company provided guidance for the first quarter of fiscal 2004, indicating it expects to generate revenues between $160.0 million and $165.0 million. New company guidance pointed to the continuance of healthy operating margins, with diluted earnings per share of $0.27 to $0.29 anticipated on higher weighted average shares outstanding of approximately 23.0 million.

        For fiscal 2004, ending March 31, 2004, the company reiterated earlier guidance of revenues ranging between $800.0 million and $815.0 million, with organic sales of 5 to 7 percent. The company expects an operating margin not less than 10 percent, and diluted earnings per share between $1.65 and $1.68 on approximately 23.0 million weighted average shares outstanding. The company also said it expects to generate $25.0 million to $35.0 million in free cash flow for the full fiscal year.

        Fiscal 2004 guidance does not include the positive impact to revenues, operating margin and earnings of potential future acquisitions that could be completed during the period.

Outlook

        Increases in defense spending projected over the long term and continued funding for high-end defense electronics systems supporting military transformation programs are providing excellent growth opportunities and are supporting the company's continued positive outlook through fiscal 2004 and beyond.

        "Our outlook for the company in fiscal 2004 remains positive," Mr. Newman continued. "DRS provides many systems and technologies considered essential for military programs focused on transformation, modernization and national security. In addition, there remain many new opportunities for us to secure positions on next generation programs strongly supported by the military for long-term implementation. Our continued participation in key areas of interest in the defense community, in combination with our disciplined approach to acquisitions in a target rich environment, provide the foundation for our optimism."

        DRS Technologies provides leading edge products and services to government and commercial customers worldwide. Focused on defense electronics, the company develops and manufactures a broad range of mission critical systems and components in the areas of communications, combat systems, battlefield digitization, electro-optics, power systems, data storage, digital imaging, flight safety and space.

        For more information about DRS Technologies, please visit the company's web site at www.drs.com.

        SAFE HARBOR: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to investors:

        DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications/investor relations, will host the call, which is scheduled for today, Wednesday, May 14, 2003 at 9:30 a.m. ET. Listeners can access the call live and archived at DRS's web site on page http://www.drs.com/investorinfo/index.cfm or at CCBN's institutional investor site at http://www.street events.com or individual investor center at http://www.companyboardroom.com. Please allow 15 minutes prior to the call to visit these sites and download and install any necessary audio software.

(See attached tables.)

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(Millions Except Earnings per Share)

	Three Months Ended March 31,
	2003(1)	2002
Revenues	$215.8	$156.4
Operating Income	$21.7	$15.5
Interest and Related Expenses	$3.2	$3.7
Earnings before Income Taxes	$17.9	$12.4
Income Tax Expense	$8.2	$5.8
Net Earnings	$9.7	$6.6
Net Earnings per Share of Common Stock:
Basic	$.43	$.40
Diluted	$.42	$.38
Weighted Average Number of Shares of Common Stock Outstanding:
Basic	22.4	16.6
Diluted	22.9	17.5
	Year Ended March 31,
	2003(1),(2)	2002
Revenues	$675.8	$517.2
Operating Income	$67.7	$49.8
Interest and Related Expenses	$10.6	$11.0
Earnings before Income Taxes	$55.9	$38.4
Income Tax Expense	$25.7	$18.0
Net Earnings	$30.2	$20.3
Net Earnings per Share of Common Stock:
Basic	$1.64	$1.52
Diluted	$1.58	$1.41
Weighted Average Number of Shares of Common Stock Outstanding:
Basic	18.4	13.4
Diluted	19.1	14.5

(1)
Fiscal 2003 and fourth quarter results include the operations of DRS Unmanned Technologies, Inc., as a result of the acquisition of the U.S.-based Unmanned Aerial Vehicle business of Meggitt Defense Systems—Texas, Inc., a unit of Meggitt Defense Systems, plc., on April 11, 2002, DRS Power & Control Technologies, Inc., as a result of the acquisition of the Navy Controls Division of Eaton Corporation, on July 15, 2002, DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Tactical Systems Ltd., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on December 2, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center, on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated, on February 14, 2003.

(2)
Fiscal 2003 results reflect the operations of the Company's DRS Ahead Technology unit and DRS Advanced Programs unit through the dates of sale on May 27, 2002 and November 22, 2002, respectively.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

OTHER FINANCIAL DATA (UNAUDITED)

($ Millions)

	Three Months Ended March 31,		Year Ended March 31,
	2003(1)	2002	2003(1)	2002
EBITDA Calculation:
Net Income	$9.7	$6.6	$30.2	$20.3
Income Taxes	8.2	5.8	25.7	18.0
Interest Income	(0.3)	(1.0)	(1.2)	(1.1)
Interest and Related Expenses	3.2	3.7	10.6	11.0
Amortization and Depreciation	4.6	4.2	16.6	13.8

EBITDA(2)	$25.4	$19.3	$81.9	$62.0

(1)
Fiscal 2003 and fourth quarter results include the operations of DRS Unmanned Technologies, Inc., as a result of the acquisition of the U.S.-based Unmanned Aerial Vehicle business of Meggitt Defense Systems—Texas, Inc., a unit of Meggitt Defense Systems, plc., on April 11, 2002, DRS Power & Control Technologies, Inc., as a result of the acquisition of the Navy Controls Division of Eaton Corporation, on July 15, 2002, DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Tactical Systems Ltd., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on December 2, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center, on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated, on February 14, 2003.

(2)
EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net income or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a financial performance measurement that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA, as we defined it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and income taxes.

	Three Months Ended March 31,		Year Ended March 31,
	2003(1)	2002	2003(1)	2002
Free Cash Flow Calculation:
Net Cash from Operating Activities	$26.6	$14.4	$52.0	$27.9
Less Capital Expenditures	(8.3)	(3.1)	(21.5)	(13.6)

Free Cash Flow(3)	$18.3	$11.3	$30.5	$14.3

(3)
The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available to common stockholders. Free cash flow is defined as cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital.

	Three Months Ended March 31,		Year Ended March 31,
	2003(1)	2002	2003(1)	2002
Organic Growth Calculation:
Total Revenues	$215.8	$156.4	$675.8	$517.2
Less Revenues from Acquisitions Owned Less Than One Year	(46.0)	—	(147.5)	—
Less Revenues from Divestitures	—	(7.5)	(9.9)	(25.1)
Other Adjustments	—	(0.6)	(0.5)	(2.1)

Organic Revenues	$169.8	$148.3	$517.9	$490.0
Organic Revenue Growth(4)	14.5%		5.7%

(4)
Certain investors consider organic revenue growth to be an important metric in assessing a company's reported sales from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months, and excludes revenues of divested subsidiaries for all periods. Fiscal 2002 organic revenues are adjusted for sales to companies that became DRS subsidiaries in fiscal 2003. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

FOURTH QUARTER SEGMENT RESULTS (UNAUDITED)

($ Millions)

	Three Months Ended March 31,
	2003	2002
Revenues
Electronic Systems Group(1)	$107.7	$62.3
Electro-Optical Systems Group(2)	75.9	66.0
Flight Safety and Communications Group	32.2	25.8
Other(3)	—	2.3

Consolidated	$215.8	$156.4

Operating Income
Electronic Systems Group(1)	$6.6	$4.7
Electro-Optical Systems Group(2)	10.3	10.4
Flight Safety and Communications Group	4.8	0.2
Other(3)	—	0.3

Consolidated	$21.7	$15.5

Operating Margin
Electronic Systems Group(1)	6.2%	7.6%
Electro-Optical Systems Group(2)	13.6%	15.7%
Flight Safety and Communications Group	15.1%	0.6%
Other(3)	—	12.5%
Consolidated	10.1%	9.9%

Bookings
Electronic Systems Group(1)	$106.4	$56.7
Electro-Optical Systems Group(2)	81.8	110.9
Flight Safety and Communications Group	31.5	23.1
Other(3)	—	2.7

Consolidated	$219.7	$193.4

Backlog
Electronic Systems Group(1)	$426.0	$148.5
Electro-Optical Systems Group(2)	314.8	324.6
Flight Safety and Communications Group	126.3	121.3
Other(3)	—	0.9

Consolidated	$867.1	$595.3

(1)
Fiscal 2003 fourth quarter results include the operations of DRS Power & Control Technologies, Inc., as a result of the acquisition of the Navy Controls Division of Eaton Corporation, on July 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Tactical Systems Ltd., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on December 2, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center, on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated, on February 14, 2003, and reflect the sale of DRS Advanced Programs, Inc. on November 22, 2002.

(2)
Fiscal 2003 fourth quarter results include the operations of DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, DRS Unmanned Technologies, Inc., as a result of the acquisition of the U.S.-based Unmanned Aerial Vehicle business of Meggitt Defense Systems—Texas, Inc., a unit of Meggitt plc., on April 11, 2002, and DRS Ahead Technology through the date of sale on May 27, 2002.

(3)
Fiscal 2003 results include the operations of DRS Ahead Technology, Inc. through the date of sale on May 27, 2002.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

FISCAL YEAR SEGMENT RESULTS (UNAUDITED)

($ Millions)

	Year Ended March 31,
	2003	2002
Revenues
Electronic Systems Group(1)	$291.8	$206.6
Electro-Optical Systems Group(2)	276.4	208.2
Flight Safety and Communications Group	106.3	93.2
Other(3)	1.3	9.2

Consolidated	$675.8	$517.2

Operating Income (Loss)
Electronic Systems Group(1)	$18.7	$18.1
Electro-Optical Systems Group(2)	37.2	27.4
Flight Safety and Communications Group	12.6	5.1
Other(3)	(0.8)	(0.8)

Consolidated	$67.7	$49.8

Operating Margin
Electronic Systems Group(1)	6.4%	8.7%
Electro-Optical Systems Group(2)	13.4%	13.1%
Flight Safety and Communications Group	11.9%	5.4%
Other(3)	(60.9)%	(7.7)%
Consolidated	10.0%	9.6%

Bookings
Electronic Systems Group(1)	$344.8	$194.9
Electro-Optical Systems Group(2)	272.3	264.2
Flight Safety and Communications Group	105.3	109.2
Other(3)	1.1	8.9

Consolidated	$723.5	$577.2

Backlog
Electronic Systems Group(1)	$426.0	$148.5
Electro-Optical Systems Group(2)	314.8	324.6
Flight Safety and Communications Group	126.3	121.3
Other(3)	—	0.9

Consolidated	$867.1	$595.3

(1)
Fiscal 2003 results include the operations of DRS Power & Control Technologies, Inc., as a result of the acquisition of the Navy Controls Division of Eaton Corporation, on July 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Tactical Systems Ltd., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on December 2, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center, on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated, on February 14, 2003, and reflect the sale of DRS Advanced Programs, Inc. on November 22, 2002.

(2)
Fiscal 2003 results include the operations of DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, and DRS Unmanned Technologies, Inc., as a result of the acquisition of the U.S.-based Unmanned Aerial Vehicle business of Meggitt Defense Systems—Texas, Inc., a unit of Meggitt plc., on April 11, 2002.

(3)
Fiscal 2003 results include the operations of DRS Ahead Technology, Inc. through the date of sale on May 27, 2002.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

($ Thousands)

	March 31, 2003	March 31, 2002
Assets
Cash and Cash Equivalents	$95,938	$117,782
Other Current Assets	293,361	241,047

Total Current Assets	389,299	358,829

Property, Plant and Equipment, Net	87,610	50,481
Intangible and Other Assets	495,212	191,781

Total Assets	$972,121	$601,091

Liabilities and Stockholders' Equity
Short-Term Debt	$521	$226
Current Installments of Long-Term Debt	7,717	1,435
Accounts Payable and Other Current Liabilities	281,037	191,931

Total Current Liabilities	289,275	193,592

Long-Term Debt, Excluding Current Installments	216,837	138,060
Other Liabilities	27,829	12,204
Net Stockholders' Equity	438,180	257,235

Total Liabilities and Stockholders' Equity	$972,121	$601,091

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DRS TECHNOLOGIES REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR RESULTS Revenues, Operating Income And Net Earnings Up 31%, 36% And 48% For The Year; Bookings And Backlog Reach Record Highs
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED) (Millions Except Earnings per Share)
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES OTHER FINANCIAL DATA (UNAUDITED) ($ Millions)
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES FOURTH QUARTER SEGMENT RESULTS (UNAUDITED) ($ Millions)
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES FISCAL YEAR SEGMENT RESULTS (UNAUDITED) ($ Millions)
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED) ($ Thousands)